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                                                                   Exhibit 10.18


                                October 21, 1998

Robert A. Spinner
287 Cross Road
Alamo, CA  94507

Bob:

     This letter of agreement ("Agreement") is to confirm the agreement between you and Clarify Inc. ("Clarify"") with respect to your transition to part-time employment status and your eventual separation from Clarify.

     1. Your full-time employment with Clarify as its Senior Vice President, Worldwide Sales and company officer will continue through January 1, 1999. During this period, you will continue your full-time commitment and leadership of the Clarify sales team with the specific goal and focus of (a) exceeding the 1998 Q4 sales bookings objective, and (b) successfully completing all pre-1999 sales planning activities.

     2. To provide you with an enhanced incentive to exceed the 1998 Q4 sales bookings objective, Clarify will provide you with an additional five percent (5%) commission for all license and first-year maintenance orders booked by Clarify from October 1, 1998, though December 28, 1998, which exceed Forty Million Dollars ($40M). In order to be considered a "booked order", eligible orders must include all of the following: (i) Software License (for new orders) signed by customer and Clarify, (ii) a completed Exhibit A, (iii) a signed purchase order or equivalent, (iv) a completed Sales Order Form, and (v) a completed Win/Loss Report (for new orders). All such transactions must be eligible for 1998 revenue. Such eligibility will be determined by Clarify's CFO.

     3. Effective January 2, 1999, you will cease to be an officer of Clarify. Effective on this date, and continuing through January 1, 2000 or your Separation Date, whichever is earlier, you will be re-assigned to the part-time position of Major Accounts Strategist for Clarify, responsible for leveraging existing major account relationships in order to increase the volume of business from these strategic customers in 1999. As a part-time employee, you will be expected to work a maximum of twenty (20) hours per week, and may do so on a telecommuting basis, as mutually agreed by the parties. Commensurate with your reduced hours and change in responsibilities, effective January 2, 1999, and continuing through January 1, 2000, or your Separation Date, whichever is earlier, you will be paid your salary at the rate of one-half of your current annual base salary, which is $3,461.54 per pay period, less applicable withholdings and deductions, according to normal Clarify payroll practices. This will be your sole compensation during this period, and you will not receive any additional compensation, including but not limited to, incentives, bonuses, commissions, allowances or other reimbursements. Because you need not report to work on a full time basis, you understand and agree that beginning January 2, 1999, you will cease accruing vacation and sick time, and you will be deemed to have fully used all such accrued but unused vacation and/or sick time during 1999. During this period, you will continue

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Mr. Robert Spinner                                              October 21, 1998
                                                                          Page 2


to be eligible for all other employee benefits, including continued vesting of your stock options, as well as medical coverage for yourself and your dependents.

     4. During your employment with Clarify, you agree to actively participate, as reasonably required and/or requested by Clarify's CEO, in effectively transitioning and fully integrating your new replacement into Clarify's sales organization.

     5. Nothing in this Agreement shall be construed so as to impair the right of Clarify to terminate your employment for Cause. "Cause" includes, but is not limited to, (i) unauthorized use or disclosure of the confidential information or trade secrets of Clarify, (ii) engaging in competitive activities or working in any manner with any Clarify Competitors, as defined in Section 12 below,
(iii) violating any other provision of this Agreement, or any provision of the Proprietary Information and Inventions Agreement, (iv) engaging in any act of willful misconduct or conviction of a felony, or (v) continued failure to perform the duties incidental to your employment consistent with this Agreement, or such duties as reasonably requested by Clarify's CEO. In the event of a termination of your employment for Cause, you will no longer be entitled to any further compensation, stock option vesting and/or benefits as of the termination date.

     6. Your employment with Clarify will terminate effective January 1, 2000, or earlier date if you elect to terminate voluntarily or if you are terminated for Cause as defined above (the "Separation Date"). After that date, you agree and understand that you will have no right to employment with Clarify and Clarify shall have no obligation to employ you. On the Separation Date, you will be paid your remaining salary and you will no longer be entitled to any employee benefits or continued vesting of your shares. After that date, you will be eligible for COBRA benefits.

     7. As of the date of this letter, you hold the following options to purchase shares of Clarify common stock: an Incentive Stock Option (ISO) granted on December 14, 1994, for 166,666 shares at an exercise price of $0.2250 per share; an ISO granted on September 7, 1995, for 33,332 shares at an exercise price of $3.5625 per share; a Non Qualified (NQ) stock option granted on April 21, 1997 for 43,126 shares at an exercise price of $7.0000 per share; an ISO granted on April 21, 1997, for 6,874 shares at an option price of $7.0000 per share; an ISO granted May 9, 1997, for 20,971 shares at an exercise price of $13.5000 per share; a NQ stock option granted on May 9, 1997, for 1,529 shares at an exercise price of $13.5000 per share; a NQ stock option granted on December 22, 1997 for 30,000 shares at an exercise price of $11.0625 per share, (collectively, the "Options"). Your Options will continue to become exercisable in accordance with the exercise schedule specified in the stock option agreements evidencing the Options until your Separation Date. In addition, you hold shares under an Employee Stock Purchase Plan (ESPP) with an offering date of November 3, 1995, containing 6,000 unsold shares, and an ESPP with an offering date of May 1, 1997, containing 2,940 unsold shares. You acknowledge that you have no other stock rights in Clarify (or any parent or subsidiary) other than those rights enumerated in this paragraph and all the terms, conditions and limitations applicable to the Options pursuant to your stock option agreements and Clarify's applicable Stock

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Mr. Robert Spinner                                              October 21, 1998
                                                                          Page 3


Option/Stock Issuance Plan shall remain in full force and effect. You further acknowledge that the exercise of your Options will be subject to satisfaction of all applicable income and employment taxes. You further acknowledge that you will be subject to the officer trading "black out" period, which will be in effect at the time you cease to be an officer of Clarify, and which will continue in effect until Clarify announces its 1998 fourth quarter revenues. Thereafter, you will not be subject to any further trading "black out" period restrictions.

     8. Clarify acknowledges that you are entitled to the right of indemnification if, by reason of your prior status as a Clarify officer, you are threatened to or actually become a party to a lawsuit, in accordance with the terms of your Indemnification Agreement, attached and incorporated hereto as Exhibit "A".

     9. In consideration of the mutual promises and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, Clarify and you agree to fully and forever release and discharge the other party from any claims and damages and causes of action. Both parties further covenant not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against the other party, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist. You further agree to waive and release and promise never to assert any claims or causes of action, whether or not now known, against Clarify Inc. or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter arising out of or connected with your employment with Clarify or your separation from that employment, including without limitation, claims of wrongful discharge, breach of contract, any claims of discrimination based on sex, age, race, national origin, or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, Age Discrimination in Employment Act of 1967 as amended by the Older Worker Benefit Protection Act, the Americans with Disabilities Act, and all other local, state or federal laws and regulations relating to employment.

     10. Clarify and you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, or any analogous law of any other state, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

     11. You agree that you will maintain the existence of this Agreement, and any terms and conditions thereof, in the strictest confidence. This obligation will become effective immediately and shall survive the termination or expiration of the Agreement. Except for necessary disclosures to your immediate family, legal and accounting advisors, the timing and content of any and all communications regarding this matter, both internal and external, must be coordinated and pre-approved by the CEO.

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Mr. Robert Spinner                                              October 21, 1998
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     12.  During your employment with Clarify, you had and will have access to trade secrets, and/or information of a confidential or proprietary nature related to the present or future business of Clarify, and its research and development. For purposes of clarification, a "trade secret" may consist of any formula, pattern, device or compilation of information (lists, reports, etc.) used in business and which gives the business an opportunity to obtain an advantage over competitors who do not know or use this. You agree that you shall not disclose Clarify's trade secrets, or confidential and proprietary information, directly or indirectly, or use them in any way. This obligation will survive the expiration or termination of this Agreement, or any employment relationship with Clarify. Furthermore, you acknowledge that you are bound by the obligations contained in your Proprietary Information and Inventions Agreement, attached and incorporated hereto as Exhibit "B".

     13. You agree that you will not engage in any activity that would be competitive with the business of Clarify. For purposes of clarification, the business of Clarify currently consists of front office management applications and support, such as field logistics, service management, call center management, and sales force automation. ("Applications"). Furthermore, you agree not to work for, consult, or be affiliated in any manner with any companies, which are deemed competitive to Clarify ("Competitor/s"). Currently the Competitors list includes Seibel, Vantive, Oracle, SAP, BAAN, PeopleSoft, J.D. Edwards, Onyx and Pivotal, and any of their successors or affiliates. This obligation shall remain in effect through January 1, 2000. Up until that date, Clarify may reasonably add other companies to the Competitors list. You agree that if there is any doubt or question whatsoever concerning the applicability of this provision to any contemplated employment, consulting or business venture opportunity you are seeking, that you will promptly contact Clarify's CEO for advance approval.

     14. You agree that all customers of Clarify, which you have solicited, worked with, and serviced, as well as all prospective customers from whom you solicited business while in Clarify's employ, shall be solely customers of Clarify. You agree that you will not induce or attempt to induce any customer (for those Applications), supplier, licensee or licensor or other business relation of Clarify, either directly or indirectly, to cease doing business with Clarify, or in any way interfere with the relationship between such customer, supplier, licensee, licensor or business relation and Clarify. This obligation shall remain in effect through January 1, 2000.

     15. You agree not to, either directly or indirectly, approach, solicit or encourage any Clarify employee, consultant or contractor to work for any Clarify Competitor, or to leave Clarify for any reason whatsoever. This obligation shall remain in effect through January 1, 2000.

     16. You agree that you will not make any derogatory or disparaging remarks about Clarify, or its products, business practices, officers, directors or employees at any time in the future. The officers and directors of Clarify also agree that they will not make any derogatory or disparaging remarks about you. You will direct any requests for employment references to Clarify's Vice President of Human Resources. This obligation will survive the expiration or termination of this Agreement, or any employment relationship with Clarify.

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Mr. Robert Spinner                                              October 21, 1998
                                                                          Page 5


     17. Clarify and you agree that this Agreement, along with any Exhibits attached hereto and incorporated herein by reference, constitutes the entire agreement between you and Clarify with respect to any matters referred to herein. This Agreement supersedes any and all other agreements, written or verbal, between you and Clarify, except that you understand and agree that this Agreement explicitly incorporates by reference all of the terms of Clarify's Proprietary Information and Invention Agreement executed by you. No other consideration, agreements, or representations which are not expressly set forth in this agreement should be implied or are binding. Both parties further agree that this Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either you or Clarify.

     18. Any controversy involving the construction or application of any terms, covenants or conditions of this agreement, or any claims arising out of or relating to this agreement or the breach thereof will be governed by the Federal Arbitration Act and submitted to and settled by final and binding arbitration in Santa Clara County, California. This agreement will be interpreted under California Law.

     19. The parties agree that in the event that any provisions herein are determined by a court of competent jurisdiction to be illegal or invalid such provisions of this Agreement which are enforceable shall be enforced. Further, any modifications or amendments hereto may be made only based on written agreement between you and Clarify's CEO.

     20. Bob, pursuant to federal law, you have up to twenty-one (21) days after receipt of this Agreement within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have seven (7) days after you have signed this letter during which time you may revoke this Agreement.

     21. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to Clarify's CEO. Because of this revocation period, you understand that the agreement set forth in this letter shall not become effective or enforceable until the eighth day after the date you sign this letter.

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Mr. Robert Spinner                                              October 21, 1998
                                                                          Page 6


     Please indicate your agreement with the above terms by signing below.

                                       Sincerely,


                                       /s/ TONY ZINGALE
                                       -----------------------------
                                       Tony Zingale

     My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand the foregoing letter and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.


Signed: /s/ ROBERT A. SPINNER                Dated: November  4, 1998
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            Robert A. Spinner